UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-12G/A
Sixth  Amendment

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

W2 ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Nevada	20-1740321
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

26 Densley Avenue
Toronto, Ontario M6M 2R1
(416) 246-1100
(Address, including zip code, of principal executive office)

Michael McLaren
President
26 Densley Avenue
Toronto, Ontario M6M 2R1
(416) 246-1100

Securities to be registered pursuant to Section 12(b) of the Act:  None
Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, no par value

This registration statement includes forward looking statements. All statements other than statements of historical facts contained in this registration statement, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements. The words believe, may, will, estimate, continue, anticipate, intend, expect and similar expressions, as they relate to us, are intended to identify forward looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward looking statements are subject to a number of risks, uncertainties and assumptions discussed in Item 3 under the heading Risk Factors.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Business

W2 Energy, Inc, (W2 Energy) was originally incorporated in Nevada in October of 2004 as World Wise Technologies, Inc. Our name was changed to W2 Energy, Inc. on December 1, 2004. On December 15, 2004, W2 Energy acquired 100% of the issued and outstanding common stock of World Wise Technologies, Inc., an Ontario corporation formed in 1987 (WWT). Thereafter, W2 Energy, as the sole shareholder of WWT, elected to dissolve WWT, and all the assets of WTT were distributed to W2 Energy.

W2 Energys website may be found at www.w2energy.com

PRODUCTS AND SERVICES

W2 Energy is a development stage company intent on becoming a major supplier in the Biofuel marketplace. The primary business of W2 Energy shall be the production liquid fuels from bio-mass feedstock and the co-generation of electricity via heat recapture from the process. We have not yet commenced production. W2 Energys process begins with a  reforming reactor that breaks down biomass into Hydrogen (H2) and Carbon Monoxide (CO) which is commonly know as syngas. The reactor  utilizes non-thermal plasma as opposed to thermal plasma of which there are a number of application in the market today.   Based on the relative temperatures of the electrons, ions and neutrals, plasmas are classified as thermal or non-thermal. Thermal plasmas have electrons and the heavy particles at the same temperature i.e. they are in thermal equilibrium with each other. Non thermal plasmas on the other hand have the ions and neutrals at a much lower temperature (normally room temperature) whereas electrons are much "hotter thus making non-thermal plasma more chemically reactive require lower energy input than thermal plasma which is used to incinerate. The W2 Energy reactor utilizes the energy stored in the biomass to assist in the breakdown of the raw materials. This methodology greatly reduces the amount of energy needed to inject into the system in the form of heat or electrical energy.

The W2 Energy reactor also decomposes the biomass in a manner in which any Carbon Dioxide (CO2) that would have been produced in tradition methods such as steam reforming, gasification, thermal plasma decomposition is concerted into carbon sub-oxides in the form of Humic Acid (C3O2). This polymerized thermodynamically stable substance is then mixed with the ash from the system to produce a high grade organic fertilizer.

The H2/CO or syngas is then passed thru a number of filters to reduce any contaminants and then cooled in a heat exchanger which generated steam to be used to recapture the energy and produce electricity in a steam turbine.

The syngas is then passed into our GTL reactor and depending on the catalyst is converted into Fisher-Tropsch diesel fuel and or methanol.

The Fisher-Tropsch process is a catalyzed chemical reaction in which carbon monoxide and hydrogen are converted into liquid hydrocarbons of various forms. Typical catalysts used are based on iron and cobalt. The principal purpose of this process is to produce a synthetic petroleum substitute for use as synthetic lubrication oil or as synthetic fuel.

The companys first plant will produce diesel fuel at a rate of 100 bbl/d or 5000 Metric Tons per year. The company will then scale-up the plants to reach 10,000 bbl/d or 500,000 Metric Tons per year within the next 3 years.

Although liquid fuel and electricity derived from renewable sources without the expulsion of CO2 into the atmosphere would sell at a premium in the open market W2 Energys looking forward business plan will use current commodity prices as a benchmark for pro forma statements.

PRODUCT STRATEGY

Projects

Our pilot plant will combine a BPR (Biomass Plasma Reactor) plasma reactor and a 10 MW electrical generator with a GTL (Gas To Liquids) reactor capable of 100 barrels per day output. The BPR system will be engineered to produce syngas H2 CO and the subsequent gas will be converted into a diesel fuel product by a GTL system designed by W2 Energy Inc. Our production system will have a capacity of 10,000 bbd (barrels per day) and 100 MW of Electricity Generation. The system as a co-product will produce 2,250 tons of fertilizer rich in humic acid which once pelletized would have a commodity price of 200-400 dollars per ton.

Item 1.  Business - continued

INNOVATIONS AND NEXT GENERATION PROJECTS

W2 Energy Inc. has differentiated the liquid fuel production process on the basis of three main features: technology, versatility, and bottom line. The first differentiator is the technology.

The functionality of the BPR improves the performance of the system by using the chemical energy of the materials, rather than external energy input.

The second differentiator is that the current systems are difficult to scale up, requiring the replication of major components of the system. In many cases they are not appropriate for small to medium sized communities. In contrast, increasing the GTL size, turbine size or number of BPR reactors can scale the system.

W2 Energy will apply this principal to its next generation systems the SEGS.

The SEGS (Small Electrical Generating System) will employ a scale version of the BPR reactor, Wind Turbine and the Companys low head hydro-turbine. The combination of renewable energy sources will be ideal for base load application in remote or off grid situations.

STRATEGIC PARTNERS

Aker Kvaerner: General Engineering Partner

Aker Kvrner ASA is a leading global provider of engineering and construction services, technology products and integrated solutions. The business within Aker Kvaerner ASA comprises several industries, including Oil & Gas, Refining & Chemicals, Pharmaceuticals & Biotechnology, Mining & Metals, Power Generation and Pulp & Paper.

W2 Energy and Aker Kvaerner have signed a general services agreement.  According to the terms of the agreement, Aker Kvaerner agrees to provide certain engineering services for the Company with respect to constructing a plant facility.  Upon request by the Company Aker Kvaerner agrees provide a quotation and scope of work, and if agreeable to the Company, the necessary engineering services will commence.  W2 Energy Inc. chose Aker Kvaerner because of its vast experience in petroleum processing and thermal plasma applications.

As of December 31, 2007, W2 Energy has not used the engineering services of Aker Kvaerner, nor has the Company requested a bid with respect to any services.  As of December 31, 2007 and through the date of this report, the Company has no financial or other obligations with respect to the General Services Agreement with Aker Kvaerner, and no funds have changed hands under the terms of the Agreement.  The duration of the Agreement is indefinite.

Drexel University Plasma reactor and GTL technology Partner

The Drexel Plasma Institute (DPI) was formed in 2002 to stimulate and coordinate research projects related to plasma and other modern high energy engineering techniques.

Today the DPI already became an active multidisciplinary organization involving 23 faculty members from 6 Engineering Departments working in close collaboration with School of Biomedical Engineering, College of Arts and Sciences and College of Nursing and Health Professions.

W2 Energy and Drexel University have co-developed the BPR reactor for the partial oxidization of biomass.  A working laboratory version of BPR (Biomass Plasma Reactor) is located at the Drexel Plasma Institute in Philadelphia.  The BPR reactor technology is co-owned by the Company and DPI, with each entity owning 50%, and each entity being entitled to 50% of the future benefits resulting from the exploitation of the BPR technology.

The sponsored research agreement between W2 Energy and Drexel Plasma Institute was expired according to its own terms as of August 31 2007.   Subsequent to the expiration of the Agreement with DPI, the Company anticipates further manipulating its portion of the BPR technology to such an extent that the Company will be able to secure additional patents independent of DPI.  These independent patents would allow the Company to generate revenues from the exploitation of the technology, without incurring related obligations to DPI.

All research and development and other costs incurred by the Company related to the BPR technology has been expensed as incurred.  As of December 31, 2007 and through the date of this report,  the Company has no obligations to DPI with respect to the BPR technology.

Item 1.  Business - continued

COMPETITION

We will face intense competition from other businesses that design and sell alternative energy source products. Moreover, competition will, to an even greater degree, come from companies who distribute and sell traditional energy source products, including but not limited to, oil, gas, and hydroelectric. The competitors will have longer operating histories, greater brand name recognition, and larger installed customer bases. Competition will pose the following hurdles to our success:

     >>   The established  competition  will have  significantly  more financial resources, R&D facilities,  and manufacturing and marketing experience than those of  W2 Energy. The competition  may make future developments   that  will  render  our   proposed  products obsolete;

     >>   We also expect to face competition from new entrants into its  targeted  industry  segment.  We  anticipate  that demand for products and services based on  alternative  energy sources will grow. As this occurs,  we expect  competition to become more intense and there can be no guarantee  we will be able to remain competitive with new entries into the market;

     >>   We will likely need to obtain and  maintain  certain technical and patent advantages over its competitors. Maintaining such advantages will require a continued  high level of  investment by us in R&D, marketing, sales, and customer support;

     >>   There can be no assurance that we will have sufficient resources to maintain its R&D, marketing,  sales, and customer support efforts on a  competitive  basis,  or that we will be able to make the  technological  advances  necessary to maintain a competitive advantage with respect to our products and services; and

     >>   Increased competition could result in price reductions, fewer product orders,  obsolete  technology,  and reduced operating margins,  any of which could  materially and adversely  affect our business, financial condition, and results of operations.

SOURCE AND AVAILABILITY OF RAW MATERIALS AND THE NAMES OF PRINCIPAL SUPPLIERS

There are numerous corporations who sell powered coal as a commodity item as well as the company has begun negotiations with algae suppliers,  peat suppliers and will make proposals to local communities for their waste organics and sewage sludge once the 100 barrel per day plant is operational.  The plant will run primarily on coal until it is complete and commissioned before signing contracts for other raw materials. Presently the reactor developed by W2 Energy and Drexel University is using wood flour purchased adhoc from local suppliers

DEPENDENCE ON ONE OR A FEW MAJOR SUPPLIERS

We are not dependent on one or a few major suppliers.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS OR LABOR CONTRACTS

We do not have any current patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts.  All patents held by the Company at any time have expired.

NEED FOR ANY GOVERNMENTAL APPROVAL OF PRINCIPAL PRODUCTS OR SERVICES

We do not require any governmental approvals of our principal products or services.

EFFECT OF EXISTING OR PROBABLE GOVERNMENTAL REGULATIONS ON THE BUSINESS

We will become subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. In addition, some of these laws and regulations require our contemplated facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.

Furthermore, upon implementing our plan, we may become liable for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where it may arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, or other environmental laws for all or part of the costs of investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. Some of these matters may require expending significant amounts for investigation, cleanup, or other costs.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws, or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our production facilities. Present and future environmental laws and regulations (and interpretations thereof) applicable to biofuel production , more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on the results of our contemplated operations and financial position.

Item 1.  Business - continued

RESEARCH AND DEVELOPMENT

We have incurred approximately $190,000 in research and development costs in the prior two fiscal years. None of these costs have been borne directly by customers.

COST AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

See  EFFECT OF EXISTING OR PROBABLE GOVERNMENTAL REGULATIONS ON THE BUSINESS above.

EMPLOYEES

We currently have six (6) full time employees.

Item 1.A            Risks Related to our Equity

There has been no established trading market for our common stock.

There has been no established trading market for our common stock.  The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable.  The lack of an active market may also reduce the fair market value of your shares.  An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Our independent auditors report states that there is a substantial doubt that we will be able to continue as a going concern.

Our independent auditors, Moore and Associates, Chartered Accountants and Advisors, state in their audit report, dated April 2, 2008  and included with this prospectus, that since we are a development stage company, have no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern.

The concentration of our capital stock ownership with our founder and executive officers and directors and their affiliates will limit your ability to influence corporate matters.

Our founder, executive officers and directors will together own approximately 48.24% of our common stock on a fully diluted basis.  As a result, they have significant influence over our management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future.  This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that some of our stockholders do not view as beneficial.  As a result, the market price of our common stock could be adversely affected.

We may not be able to forecast revenues or earnings accurately due to our limited operating history.

As a result of our limited operating history and the emerging nature of the markets in which we compete, we may not be able to forecast revenues or earnings accurately.  We may also be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

We currently have no customers; If we are unable to gain customers and market acceptance for our proposed services, our company could fail.

Acceptance and willingness to try power generation alternatives is often deterred due to the initial costs of getting the system "set-up." There can be no assurance that customers will adopt what we plan to sell. Accordingly, we cannot accurately estimate the potential demand for our services and products. Our management believes that the acceptance of its business will depend on the ability to:

>> Effectively market our services and alternative energy power systems;

>> Provide high quality customer support;

>> Price our service and sell the products in a manner that is appealing to customers;

>> Develop and maintain a favorable reputation among our customers, potential customers, and key businesses within the alternative energy sector; and

>> Have the financial ability to withstand downturns in the general economic environment or conditions that would slow sales of our transportation fuel and electrical power systems.

Item 1.A            Risks Related to our Equity - continued

Many of the factors that may affect the expansion of a customer base are beyond our control. If we are unable to expand our customer base, it will negatively impact the ability to generate revenues, and in turn, prevent us from becoming a profitable business.

Usage of alternative energy sources and related technology, specifically relating to transportation fuel and electrical power systems has not been fully developed in any particular market. Market acceptance of our proposed systems that we anticipate selling will depend in large part upon our ability to demonstrate the technical and operational advantages and the overall cost effectiveness of such a system as compared to traditional energy sources such as oil and gas. Our success is also dependent on our ability to educate and train customers in the proper use and application of our systems. There can be no assurance that our services will achieve a level of market acceptance that will be profitable for us.

We are dependent on Michael McLaren, our Chief Executive Officer and President, and other members of our management team.

Our performance is substantially dependent upon the services and performance of our Chief Executive Officer Michael McLaren, who has extensive experience in our industry.  As of December 31, 2007 and through the date of this report, we have no employment agreement with Mr. McLaren..  The loss of the services of Mr. McLaren or certain of our management team members for any reason or our inability to attract new management team members with such expertise could adversely affect our operations or otherwise have a material adverse effect on our business.

We will face intense competition, which could lead to greater expense in establishing a position in the marketplace which if we are unable to meet could result in the failure of our company.

We will face intense competition from other businesses that design and sell alternative energy source products. Moreover, competition will, to an even greater degree, come from companies who distribute and sell traditional energy source products, including but not limited to, oil, gas, and hydroelectric. The competitors will have longer operating histories, greater brand name recognition, and larger installed customer bases. Competition will pose the following hurdles to our success:

>> The established competition will have significantly more financial resources, R&D facilities, and manufacturing and marketing experience than those of W2 Energy. The competition may make future developments that will render our proposed products obsolete;

>> We also expect to face competition from new entrants into its targeted industry segment. We anticipate that demand for products and services based on alternative energy sources will grow. As this occurs, we expect competition to become more intense and there can be no guarantee we will be able to remain competitive with new entries into the market;

>> We will likely need to obtain and maintain certain technical and patent advantages over its competitors. Maintaining such advantages will require a continued high level of investment by us in R&D, marketing, sales, and customer support;

>> There can be no assurance that we will have sufficient resources to maintain its R&D, marketing, sales, and customer support efforts on a competitive basis, or that we will be able to make the technological advances necessary to maintain a competitive advantage with respect to our products and services; and

>> Increased competition could result in price reductions, fewer product orders, obsolete technology, and reduced operating margins, any of which could materially and adversely affect our business, financial condition, and results of operations.

Our future is dependent, to a large degree, on technological developments in its field; if we are unable to stay current with these advancements our business may not be viable in the future, which would result in a failure of our company.

The market for our products and services are generally characterized by research resulting in advancement which is competitive with respect to timely innovations. Accordingly, we believe that our ability to succeed in the marketing and sale of transportation fuel and energy systems will depend significantly upon the quality of development of such systems and the continued timely introduction of new and enhanced products at competitive prices.

In particular, our future success is heavily dependent upon transportation fuel and energy systems. There can be no assurance that future developments within this market will be beneficial to the development of our business or that customers will respond effectively to technological changes or new product and services within the marketplace in which we plan to operate.

We do not intend to pay dividends on our common stock, and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We have never declared or paid any cash dividends on our common stock and do not intend to pay dividends on our common stock for the foreseeable future.  We intend to invest our future earnings, if any, to fund our growth.  Therefore, you likely will not receive any dividends from us on our common stock for the foreseeable future.

Item 2.            Financial Information

The summarized consolidated financial data set forth in the table below is derived from and should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 2007 and 2006, including the notes to those financial statements which are included elsewhere in this prospectus.

	As of December 31, 2007	As of December 31, 2006
Balance Sheet:
Current assets	$4,384	$236,011
Total assets	$19,647	$241,286
Current liabilities	$216,956	$834,424
Working capital
Stockholders' equity	$(600,258)	$(593,138)
Loss per Share	*$(0.00)	$(0.01)
Statement of Operations:	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006
Revenue	$0	$0
Total expenses	$(667,021)	$762,244
Net loss/profit	$(704,470)	$(833,469)

  * Less than $0.01 per share

Item 2.            Financial Information - continued

Plan of Operation

The following discussion should be read in conjunction with the consolidated financial statements and related notes which appear elsewhere in this form. This discussion contains forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including various risks and uncertainties discussed below and elsewhere in this prospectus, particularly under the heading Risk Factors.

Since our inception, we began the development and design of our biomass plasma reactor for the production of Fisher Tropsch liquid fuel.  To date the company has successfully built as lab scale version of the reactor and has acquired sufficient data to begin development of the larger scale plant.  In order to succeed, we intend to do the following.

Our focus in the next 12 months has been to seek necessary working capital, and to develop our bench scale  plant. Our development plan focuses on joint venture relationships and strategic partnerships, through participation in trade shows and other direct marketing efforts. Our marketing strategy is based on a reliable product, consistent quality and the delivery of a unique liquid fuel product. We estimate the necessary proceeds to implement this stage of the development plan to be $500,000. We do not plan to carry out these actions until we have secured funds from equity investment  to fund this development plan. At this time, it is uncertain as if we can secure necessary financing. The company intends on raising additional funds to satisfy operational costs via private placements of its capital stock.

W2 Energys long term business strategy is to focus and develop a commercial application of our plasma-assisted biomass to energy plant. The company will utilize a combination of technologies which have been developed by the company, strategic partners and contractors to produce sulfur free diesel, fertilizer and electricity from waste and other organic feedstock. W2 Energys long term business plan calls for the commercialization of the technologies though a series of scale-up plants starting with a 100 bbd(barrel per day), then a 1000 bbd plant and finally a series of 10,000 bbd plants throughout the continental United States, Mexico and Canada. The company intends to finance this long term strategy via cash flow from the lower producing plants as well as equity, debt and joint venture financing  We estimate the necessary proceeds to develop the 100 bb/d plant to be $2,500,000.  At this time the company is uncertain if we can secure the necessary funding.

The Company will also focus on technologies acquired from the acquisition of World Wise technologies and license or sell the technologies which no longer fit into the companys business plan. The revenue generated from these technologies will be directed to further the development of the lesser developed technologies that fall within the companies business vision. The corporation will market these technologies on a best efforts basis providing there is sufficient capital to effectively pursue this option.

Liquidity and Capital Resources

At December 31, 2007, our current assets were $4,384, current liabilities were $216,956, resulting in a working capital deficit of $212,572.

At December 31, 2007, we had cash and cash equivalents of $29.

The Company anticipates the future cash flow from revenue and existing financing facilities will not adequate to fund our operations over the next twelve (12) months.  We have no lines of credit or other bank financing arrangements.  The Company has been able to meet its cash requirements because of its utilization of a related party financing arrangement.  This related party, Premier Capital, has provided and will continue to provide periodic cash inflows in order to assist the Company in meeting its operational obligations.  This note is due on November 1, 2011, and bears interest at a rate of 9.5% per annum. The Company is able to borrow additional funds under the terms of this note up to $750,000.  Beginning November 1, 2007, the Company agreed to begin making monthly payments on the note in the amount of $11,463, plus interest.  As of December 31, 2007 and through the date of this report, the Company has made no such monthly payments.  As of December 31, 2007, the total outstanding balance on this note was $137,556. Premier Capital as made no demands for payment.  The Company will continue to accrue these payments until such time it has the wherewithal to make the payments and maintain and acceptable cash position.  These note terms were amended, by consent of both parties, on November 2, 2007. SEE CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS SECTION.  Generally, we have financed operations to date through private placement and shareholder loans.  We expect that the related party will continue to fund our cash flow for at least the next 12 months.

The Company anticipates the future cash flow from revenue and existing financing facilities will not adequate to fund our operations over the next twelve (12) months.  We have no lines of credit or other bank financing arrangements.  The Company has been able to meet its cash requirements because of its utilization of a related party financing arrangement.  This related party, Premier Capital, has provided and will continue to provide periodic cash inflows in order to assist the Company in meeting its operational obligations.  This note is due on November 1, 2011, and bears interest at a rate of 9.5% per annum. The Company is able to borrow additional funds under the terms of this note up to $750,000.  Beginning November 1, 2007, the Company will begin making monthly payments on the note in the amount of $11,463, plus interest.  These note terms were amended, by consent of both parties, on November 2, 2007. SEE CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS SECTION.  Generally, we have financed operations to date through private placement and shareholder loans.  We expect that the related party will continue to fund our cash flow for at least the next 12 months.

In connection with our business plan, management anticipates additional increases in operating expenses and capital expenditures relating construction of our pilot and the development of catalysts and scale-up large plant designs.  We intend to finance these expenses from equity investment and future revenues from operations.

Item 2.            Financial Information - continued

Significant Accounting Policies

The Company has adopted the following accounting pronouncements:

SFAS No. 123(R) -- In December 2004, the FASB issued SFAS No. 123 (Revised 2004) (SFAS 123 (R)) Share-based payment. SFAS 123 (R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. FASB 123 (R) replaces FASB 123, Accounting for Stock-Based Compensation and supersedes APB option No. 25, Accounting for Stock Issued to Employees. This guidance is effective as of the first interim or annual reporting period after December 15, 2005 for Small Business filers.

SFAS No. 150 -- In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity which is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. This Statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. The adoption of SFAS No. 150 did not have a material effect on the financial statements of the Company.

SFAS No. 151 -- In November 2004, the FASB issued SFAS No. 151 (SFAS 151), Inventory Costs. SFAS 151 amends ARB No. 43, Chapter 4. This statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 is the result of a broader effort by the FASB and the IASB to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 will not have a material impact on the results of operations or financial position of the company as it does not have inventory.

SFAS No. 153 -- In December 2004, the FASB issued SFAS No. 153 (SFAS 153) Exchange of Non-monetary assets. This statement was a result of a joint effort by the FASB and the IASB to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. One such difference was the exception from fair value measurement in APB Opinion No. 29, Accounting for Non-Monetary Transactions, for non-monetary exchanges of similar productive assets. SFAS 153 replaces this exception with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for non-monetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 will not have a material effect on the Companys financial position or results of operations.

FASB Interpretation No. 46(R) -- In January 2003, the FASB issued FASB Interpretation No. 46 Consolidation of Variable Interest Entities. FIN 46 provides guidance on the identification of entities for which control is achieved through means other than through voting rights, variable interest entities, and how to determine when and which business enterprises should consolidate variable interest entities. This interpretation applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not have a material impact on the Companys financial statements.

Item 3.            Properties.

We lease 2000 square feet of office space located at 26 Densley Avenue, Toronto, Ontario M6M 2R1. Our monthly rental is $ 6000 on a month-to-month basis. We do not have a written lease. We do not lease or own any other property.

Item 4.            Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our Common and Preferred Stock, at April 18, 2008 for: (i) each person who we know beneficially owns more than 5% of our Common and/or Preferred Stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and executive officers as a group.  The table includes all shares currently issued, as well as all shares that may be received within 60 days.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o W2 Energy, Inc., 26 Densley Avenue, Toronto, Ontario M3K 1E8.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.  Beneficial ownership representing less than 1% is denoted with an *.

Name and Address of Beneficial Owner	Title of Stock	Number of Shares	Percent of Shares
Michael McLaren	Preferred	52,478,833	78.5%
Ron Maruszczak	Common
Sigmund Friberg	Preferred	890,000	1.3%
Pierre Besuchet	Preferred	3,119,093	4.6%
Directors and Executive Officers as a group	Preferred	56,594,926	84.4%

Item 5.            Directors and Executive Officers

Our executive officers, significant employees and directors, and their ages and positions, are as follows:

Name	Age	Position
Michael McLaren	43	CEO, President and Director
Ron Maruszczak	59	COO, Director
Sigmund Phillipe Friberg	53	Director
Pierre Besuchet	73	Director

Michael McLaren B.Sc., M.Sc., MBA
President, CEO, Director, Age 43

Michael McLaren has been in the high technology industry for 20 years his past experience includes a number of Military and government projects in high-energy physics, advanced robotics and weapon design. Mr. McLaren has been with W2 Energy since its inception and prior to that was the President of General Cybernetics since 1998 which was a division of World Wise Technologies Inc. Mr. McLaren has a Masters Degree in Science, Masters Degree in Business from University of British Columbia.

Ron Maruszczak - COO, Director, Age 59

Ron Maruszczak has 20 years of project management experience in construction and project management in his own Toronto-based construction company. Mr. Maruszczak has been with W2 Energy since its inception and prior to that was with the Ashwood group as a fund manager for private sources of funds since 1995. Mr. Maruszczak has a 2 years Science Degree, Diploma Business Administration from University of Toronto and Humber College.

Item 5.            Directors and Executive Officers - continued

Sigmund Phillipe Friberg - Director, Age 53

Sigmund Phillipe Friberg earned a Masters Degree in Economics from University of Copenhagen in 1979. From 1990 to 2001, Mr. Friberg served as the Chief Financial Officer with Andr Group, a company established in 1877 and one of the worlds big 5 in grain trading, until 2001 when they ceased activities. From 2001 until the present, Mr. Friberg served as a financial & administrative consultant for various Swiss financial and trading companies, and an independent economic adviser within the insurance, investment and real estate financing.

Pierre Besuchet - Director, Age 73

Mr. Besuchet is a seasoned director of the company. He is a private Swiss banker and fund manager located in Geneva. In 1983 he founded an asset management company for private clients and has worked at that company since that date through the present. He is a director of Faisal Finance SA by Dar al-Maal Islami S.A, Switzerland, Indufina SA, Switzerland, Valor Invest Ltd, Virgin Islands, W2 Energy Inc, Ontario since 1994, Lundin Mining Vancouver since1990 and Orko Silver. Mr. Besuchet attended the High Commercial School in Lausanne - Switzerland an the American Institute of Banking in New York.

Item 6.            Executive Compensation

EXECUTIVE COMPENSATION  The following summary compensation table sets forth information concerning compensation earned during the years ended December 31, 2007 and 2006 by our Chief Executive Officer and our other most highly compensated executive officers. We refer to these executives collectively as our “named executive officers.”  Our named executive officers did not receive compensation in excess of $100,000 during the fiscal years ended December 31, 2007 and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($4)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Michael McLaren,	2007	$36,000	$0	$0	$0	$0	$0	$0	$36,000
Chief Executive Officer	2006	$48,000	$0	$0	$0	$0	$0	$0	$48,000
Robin Maruszcak	2007	$36,000	$0	$0	$0	$0	$0	$0	$36,000
Officer	2006	$48,000	$0	$0	$0	$0	$0	$0	$48,000
(1)	Represents the dollar amount recognized for financial reporting purposes of stock options awarded in 2006 and 2007 computed in accordance with SFAS 123(R).

The following table provides certain information concerning equity awards held by the named executive officers as of September 30, 2007.

Outstanding Equity Awards at September 30, 2007

OPTION AWARDS	STOCK AWARDS

Name	No. of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested(#)
Michael McLaren	-	-	-	-	-	-
Ron Maruszcak	-	-	-	-	-	-

Compensation of Directors

The following table provides certain summary information concerning the compensation paid to directors, other than Michael McLaren (our Chief Executive Officer), during the nine months ended September 30, 2007.  No compensation was paid to directors, other than Michael McLaren and Rob Maruszcak in 2006, or through the nine months ended September 30, 2007.  All compensation paid to Mr. McLaren and Mr. Maruszcak is set forth in the table under Executive Compensation.  All directors are also entitled to be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to the Company.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (S)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Directors, other than Mr. McLaren and Mr. Maruszcak	$0	-0-		$-0-	$

(1)	Represents the dollar amount recognized for financial reporting purposes of stock options awarded in 2007 computed in accordance with Financial Accounting Standards 123R.

Employment Agreements with Executive Officers

Our executive officers, Michael McLaren and Ron Maruszczak, have received compensation pursuant to employment agreements.  These agreements expired on December 31, 2007.  The Company is currently in the process of negotiating new agreements for both Mr. McLaren and Mr. Maruszczak.

Mr. McLarens agreement provided for a minimum fee of two thousand ($2,000) dollars per month regardless of the companie's cash position and a maximum of four thousand ($4,000) per month providing the companie's cash position is greater than fifty thousand ($50,000) dollars.

This agreement had an effective date of January 01, 2007 and expired December 31, 2007 with option to be renewed on terms to be agreed upon that time. W2 Energy had the option to terminate this agreement at its discretion upon ninety (90) days notice.  Subsequent to December 31, 2007, the Company commenced negotiations with Mr. McLaren with respect to the terms of a revised employment agreement.  The Company anticipates that this negotiation will be finalized during the second quarter of 2008.

Mr. Maruszczaks agreement provided for a minimum fee of two thousand ($2,000) dollars per month regardless of the companie's cash position and a maximum of four thousand ($4,000) per month providing the companie's cash position is greater than fifty thousand ($50,000) dollars.

This agreement had an effective date of January 01, 2007 and expired December 31, 2007 with option to be renewed on terms to be agreed upon that time. W2 Energy had the option to terminate this agreement at its discretion upon ninety (90) days notice.  Subsequent to December 31, 2007, the Company commenced negotiations with Mr. Maruszczak with respect to the terms of a revised employment agreement.  The Company anticipates that this negotiation will be finalized during the second quarter of 2008.

Item 6.            Executive Compensation - continued

Board of Directors and Committees

As of December 31, 2007, our Board of Directors was comprised of two members and consists of 2 members from management and two independent directors. Sigmund Friberg chairs the audit committee. We plan to form a compensation committee and governance committee when we retain more independent directors to join the Board of Directors

Director Compensation

We currently do not pay our non-employee directors any compensation annual retainer.  We do reimburse certain expenses incurred by the directors.

Item 7.            Certain Relationships and Related Transactions

Transactions with Management and Stockholders Holding More Than 5% of Our Outstanding Common Stock

On April 3, 2006 Premier Capital Inc. a company owned and controlled by Michael McLaren, converted $524,708.33 dollars of debt for 52,470,833 common shares of our company.  Subsequent to December 31, 2007, these shares were converted into Series A preferred shares on a one share for one share basis.  Mr. McLaren currently holds 52,478,333 shares of Series A preferred stock.  As of December 31, 2007 the Company continues to be indebted to Premier Capital for a promissory note in the amount $137,556 plus 9.5% interest per annum. There is no maturity date for the note, other than it being due on demand.

As of December 31, 2007 the Company continues to be indebted to Premier Capital for a promissory note dated November 1, 2007.  This note bears interest at a rate of 9.5% per annum. The Company is able to borrow funds under the terms of this note up to $750,000.  Beginning November 1, 2007, the Company agreed to begin making monthly payments on the note in the amount of $11,463, plus interest.  As of December 31, 2007 and through the date of this report, the Company has made no such monthly payments.  As of December 31, 2007, the total outstanding balance on this note was $137,556. Premier Capital as made no demands for payment.  The Company will continue to accrue these payments until such time it has the wherewithal to make the payments and maintain and acceptable cash position. The note comes due on November 1, 2011.  The Company has agreed to make monthly payments of $11,463.

On January 3, 2006, we entered into an employment agreement with Michael McLaren, our CEO, President and Director. Mr. McLaren’s agreement provided for a minimum fee of two thousand ($2,000) dollars per month regardless of the company’s cash position and a maximum of four thousand ($4,000) per month provided the company’s cash position is greater than fifty thousand ($50,000) dollars.

This agreement had an effective date of January 1, 2006 and expired under its own terms on December 31, 2007.  Currently, the Company has no active employment agreement with Mr. McLaren.

On January 3, 2006, we entered into an employment agreement with Ron Maruszczak , our COO. Mr. Maruszczak’s agreement provided for a minimum fee of two thousand ($2,000) dollars per month regardless of the company’s cash position and a maximum of four thousand ($4,000) per month providing the company’s cash position is greater than fifty thousand ($50,000) dollars.

This agreement had an effective date of January 01, 2006 and expired under its own terms on December 31. Currently, the Company has no active employment agreement with Mr. Maruszczak.

Item 8.            Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  Our operations are subject to federal, state and local laws and regulations. Currently, we are not involved, or the subject of, any pending or existing litigation.

Item 9.            Market Price of and Dividends on the Registrants Common Equity and Related Stockholder  Matters

Our common stock is currently quoted on The Pink Sheets Electronic Quotation System under the symbol (WWEN)

High low bid price by quarter

Date	High bid	Low bid
Q1 2005	.27	.04
Q2 2005	.15	.04
Q3 2005	.14	.03
Q4 2005	.08	.029
Q1 2006	.05	.02
Q2 2006	.51	.017
Q3 2006	.385	.041
Q4 2006	.084	.045
Q1 2007	.085	.038
Q2 2007	.065	.031
Q3 2007	.06	.022

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Source www.stockwatch.com

Holders

As of December 31, 2007, there were 92 holders of record of our Common stock.

Dividends

We have never declared or paid cash dividends on our common stock.  We anticipate that in the future we will retain any earnings for the development and operation of our business.  Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

Equity Compensation Plan Information

We currently have no Equity Compensation Plan.

Item 10.            Recent Sales of Unregistered Securities

Date	Name	No. of Shares	Note	Total Value	Country

Dec 15 2004	World Wise Technologies Purchase	8,567,109		$5,140,264.00	Canada
January 3 2005	World Wise technologies share round up issued by transfer agent	2	Rounding	$0.001	Canada
January 14 2005	World Wise technologies	450,000	Cancel	$270,000.00
	S.G. Private Banking	50,000		$6,000.00	Europe
	Rich Roon	250,000		$30,000.00	USA
	6310265 Canada Inc. Note *1	150,000		$18,000.00	Canada
February 9 2005	Besamson Trade and Consulting Note*2	2,400,000		$504,000.00	Europe
February 21 2005	RMN Consulting Note *3	250,000		$42,500.00	USA
	Rich Roon	250,000		$42,500.00	USA
March 17 2005	6203221 Canada Inc. A Note*4	1,000,000		$70,000.00	Canada
	6357857 Canada Inc. B Note *5	1,000,000		$70,000.00	Canada
April 4 2005	6310265 Canada Inc.	250,000		$10,000.00	Canada
April 6 2005	Pictet & Cie Bank	250,000		$50,000.00	Europe
	Bank Julius Baer	250,000		$50,000.00	Europe
	Neil Casselman	62,500		$2,500.00	Canada
	6203221 Canada Inc. C	500,000		$20,000.00	Canada
	6357857Canada Inc. D	500,000		$20,000.00	Canada
	Tormon Capital Inc.	400,000		$16,000.00	Canada
Beneficial owners of noted stock

Item 10.            Recent Sales of Unregistered Securities - continued

Date	Name	No. of Shares	Note	Total Value	Country
April 18, 2005	Gary Kent	70,000		$4,200.00	Canada
	Dan Vanloon	33,333		$2,000.00	Canada
	Alexander Brunton	133,333		$8,000.00	Canada
April 25, 2005	6310265 Canada Inc.	500,000		$12,500.00	Canada
May 24, 2005	Gary Kent	20,000		$800.00	Canada
	Don Kirkpatrick	16,666		$666.64	Canada
May 24, 2005	Michael Brierly	360,000		$14,400.00	Canada
	Warren Saville	16,666		$666.64	Canada
	Ed Pruss Sr.	20,000		$800.00	Canada
	Ed Maxsimowski	30,000		$1,200.00	Canada
June 2, 2005	Pictet & Cie Bank	1,000,000		$40,000.00	Europe
June 2, 2005	6357857 Canada Ltd. B	1,000,000	CANCELLED	$70,000.00	Canada
	6357857 Canada Ltd. D	500,000	CANCELLED	$20,000.00	Canada
	6203221 Canada Inc. A	1,000,000	CANCELLED	$70,000.00	Canada
	6203221 Canada Inc. C	500,000	CANCELLED	$20,000.00	Canada
	6357857 Canada Ltd.	2,500,000		$50,000.00	Canada
	6203221 Canada Inc.	2,500,000		$50,000.00	Canada
June 9, 2005	Steven Poplove	1,596,427		$79,821.35	Canada
June 21, 2005	Robert McLaren	1,000,000		$60,000.00	Canada
	RMN Consulting	250,000		$15,000.00	USA
	John Calcitrai	150,000		$9,000.00	USA
June 27, 2005	EquityLink LLC Note *6	250,000		$22,500.00	USA
July 27, 2005	6357857 Canada Ltd.	1,000,000		$25,000.00	Canada
August 9, 2005	Strategic Growth Ventures Note *7	773,750		$38,687.50	USA
August 18, 2005	6203221 Canada Inc.	600,000		$15,000.00	Canada
September 2, 2005	Pictet & Cie	200,000		$9,000.00	Europe
September 8, 2005	6203221 Canada Inc.	500,000		$20,000.00	Canada
	Sam Oslovetsky	1,000,000		$40,000.00	Canada
	David Ryan	500,000		$20,000.00	USA
	Graham Brunton	50,000		$2,000.00	Canada
	Don Kirkpatrick	8,333		$333.32	Canada
	Dan Vanloon	16,667		$666.68	Canada
	Ed Maxsimowski	15,000		$600.00	Canada
	Gary Kent	45,000		$1,800.00	Canada
September 14, 2005	Bank Julius Baer	200,000		$9,000.00	Europe
October 4, 2005	Karl Marek	500,000		$16,650.00	Canada
October 18, 2005	World Wise Technologies	750,000	CANCELLED	$450,000.00	Canada
April 3, 2006	Premier Capital Inc. Note *8	52,470,833		$524,708.33	Canada
April 6, 2006	Gary Kent	600,000		$6,000.00	Canada
May 10,2006	Tiger Team Management Note *9	8,600,000	Issued under Reg. D	$258,000.00	USA
	Tiger Team Management	8,000,000	Issued under Reg. D	$240,000.00	USA
August 1,2006	Tiger Team Management	5,250,000	Issued under Reg. D	$157,500.00	USA
August 2,2006	TJ Management Note *10	1,433,333	Issued under Reg. D	$122,500.00	USA
August 11,2006	Torrey Hills Capital Note *11	3,300,000		$99,000.00	USA
August 14,2006	Testre LP Note *12	4,166,667	Issued under Reg. D	$125,000.00	USA
December 19,2006	Michael Fascia	150,000		$4,500.00	Canada

Item 10.            Recent Sales of Unregistered Securities - continued

Date	Name	No. of Shares	Note	Total Value	Country

January 17 2007	6203221 Canada Inc.	3,000,000		$90,000.00	Canada
	Integrated Capital Partners Note *13	5,000,000		$50,000.00	USA
	Stefan Huber Thomas Khriha	2,000,000		$20,000.00	Germany
	6203221 Canada Inc.	3,000,000		$90,000.00	Canada
	6203221 Canada Inc.	4,750,000		$90,000.00	Canada
February 15, 2007	6203221 Canada Inc.	2,500,000		$25,000.00	Canada
	6357857 Canada Inc.	2,500,000		$25,000.00	Canada
May 31, 2007	Allan Shona	1,000,000		$10,000.00	Canada
June 14 2007	6203221 Canada Inc.	3,000,000		$45,000.00	Canada
	CLX and Associates Note *14	5,000,000		$200,000.00	USA
July 27, 2007	TJ Management	2,631,578		$50,000.00	USA
August 24, 2007	Charles Marchitello	1,250,000		$25,000.00	USA
August 28, 2007	6203221 Canada Inc.	3,000,000		$30,000.00	Canada
August 31 2007	Pudong llc. Note *15	2,000,000		$20,000.00	USA
September 11, 2007	Charles Marchitello	1,400,000		$25,000.00	USA

Beneficial owners of noted stock

Note *1 Daniel Graham
Note *2 Marco De Melo
Note *3 Richard Nitto
Note *4 Daniel Graham
Note *5 Ross Litman
Note *6 Tom Mahoney
Note *7 Nick Nazarith
Note *8 Michael McLaren, President, CEO, W2 Energy Inc.
Note *9 Charlie Fuentes
Note *10 Jossef Kahlon
Note *11 Clifford Mastricola
Note *12 Tim Page
Note *13 James Farinella
Note *14 Robert Weidenbaum
Note *15 Jay Fung

The shares of unregistered securities issued pursuant to the above table were issued in reliance upon exemptions from registration set forth in Section 4(2) of the Securities Act of 1933, as amended (the "Act") and Regulation S promulgated under the Act. All investors were either business associates of, or personally known to, our officer and director and are accredited investors as such term is defined in Rule 501 promulgated under the Act. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

Item 11.            Description of Registrants Securities to be Registered

This summary of terms and conditions of our capital stocks should be read in conjunction with our certificate of incorporation and bylaws, copies of which have been filed as exhibits to this registration statement.  This section summarizes the material terms of the common stock.  None of our share-based compensation expense relates to product development expense  or cost of revenues. There are no provisions in the Companys by-laws that would delay, defer, or prevent a change of control of the Company.  Additionally, there are no provisions in the Company’s business charter that would delay, defer, or prevent a change of control of the Company.

General

Pursuant to our Articles of Incorporation, as amended and restated, we are authorized to issue one class of common stock and a Series A preferred stock.  The authorized capital stock consists of 250,000,000 shares of common stock, no par value, and 150,000,000 shares of Series A preferred stock, $0.001 par value.  Each share of preferred stock holds a voting preference of two-to-one over the common shares.  The preferred shares shall have liquidation and dividend preference over all common shares.  The preferred shares have no existing dividend rights.  Preferred stock shareholders have the right to convert each preferred share into one common share at any time from the date of issuance.

As of December 31, 2007, there were 134,205,619 shares of Common Stock outstanding with 90 holders of record.   As of  the date of this report  there were  66,826,626 shares of preferred stock issued and outstanding.

Our Board of Directors has the authority to determine the number of shares, the designation of each series of preferred stock and common stock, respectively, and the rights, preferences and privileges of each such series of preferred stock and common stock prior to its issuance.

Voting Rights

The holders of Common Stock are entitled to one vote for each share held of record on all matters on which the Companys stockholders are entitled to vote.

Item 11.            Description of Registrants Securities to be Registered - continued

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

Item 12.            Indemnification of Directors and Officers

Our Articles of Incorporation provide that we must indemnify our directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of our company. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with W2 Energy. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

(a)	acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
(b)	unlawful distributions; or
(c)	any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Such indemnification provisions are intended to increase the protection provided directors and, thus, increase out ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, we do not currently maintain a liability insurance policy for the benefit of our directors although we may attempt to acquire such insurance in the future. We believe that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. We also believe that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of our company. Although no directors have resigned or have threatened to resign as a result of our failure to provide insurance or other indemnity protection from liability, it is uncertain whether our directors would continue to serve in such capacities if improved protection from liability were not provided.

The provisions affecting personal liability do not abrogate a director's fiduciary duty to W2 Energy and our shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the registrant and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of W2 Energy.

The provisions regarding indemnification provide, in essence, that we will indemnify our directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of W2 Energy, including actions brought by or on behalf of W2 Energy (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, we do not currently provide such insurance to our directors, and there is no guarantee that we will provide such insurance to our directors in the near future although we may attempt to obtain such insurance.

The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Nevada law and by affording indemnification against most damages and settlement amounts paid by a director of W2 Energy in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause us to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the registrant does not presently have directors liability insurance and because there is no assurance that we will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, we may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If we are forced to bear the costs for indemnification, the value of our stock may be adversely affected. In the opinion of the Commission, indemnification for liabilities arising under the Securities Act is contrary to public policy and, therefore, is unenforceable.

Item 13.            Financial Statements and Supplementary Data

W2 ENERGY, INC.
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007

MOORE & ASSOCIATES, CHARTERED
           ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
W2 Energy Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of W2 Energy Inc. (A Development Stage Company) as of December 31, 2007 and December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and December 31, 2006 and since inception of development stage on October 1, 1992 through December 31, 2007. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of W2 Energy Inc. (A Development Stage Company) as of December 31, 2007 and December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and December 31, 2006 and since inception of development stage on October 1, 1992 through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company does not have significant cash or other current assets, not does it have an established source of revenues sufficient to cover its operating costs, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
April 2, 2008
2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

W2 ENERGY, INC.
(A Development Stage Company)
Balance Sheets

ASSETS

	December 31,
	2007	2006

CURRENT ASSETS

Cash	$29	$234,361
Prepaid expenses	4,355	1,650

Total Current Assets	4,384	236,011

PROPERTY AND EQUIPMENT, net	15,263	5,275

OTHER ASSETS

Technology	-	-

Total Other Assets	-	-

TOTAL ASSETS	$19,647	$241,286

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$78,914	$150,746
Related party payables	486	486
Notes payable	137,556	683,192

Total Current Liabilities	216,956	834,424

LONG TERM DEBT

Notes payable	402,949	-

TOTAL LIABILITIES	619,905	834,424

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, $0.001par value; 250,000,000 shares authorized; 173,698,864
and 111,755,619 shares issued and outstanding, respectively	173,699	111,756
Additional paid-in capital	17,131,148	16,495,741
Accumulated deficit	(17,905,105)	(17,200,635)

Total Stockholders' Equity (Deficit)	(600,258)	(593,138)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$19,647	$241,286

The accompanying notes are an integral part of these financial statements.

W2 ENERGY, INC.
(A Development Stage Company)
Statements of Operations

			From Inception of
			the Development
	For the Years		Stage on October
	Ended		1, 1992 Through
	December 31,		December 31,
	2007	2006	2007

REVENUES	$-	$-	$-

COST OF GOODS SOLD	-	-	-

GROSS PROFIT	-	-	-

OPERATING EXPENSES
Research and development	81,158	107,569	188,727
General and administrative	297,359	245,150	11.629.042
Bad Debts and Improvements	-	-	3.314.345
Consultation fees	288,504	409,525	1.439.304

Total Expenses	667,021	762,244	16,571,418

LOSS FROM OPERATIONS	(667,021)	(762,244)	(16,571,418)

OTHER INCOME (EXPENSES)

Interest expense	(37,746)	(72,676)	(185,885)
Interest income	297	1,451	1,748

Total Other Income (Expenses)	(37,449)	(71,225)	(184,137)

DISCONTINUED OPERATIONS	-	-	(1,149,550)

NET LOSS	$(704,470)	$(833,469)	$(17,905,105)

BASIC LOSS PER SHARE	$(0.00)	$(0.01)

BASIC WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING	142,727,242	104,530,619

The accompanying notes are an integral part of these financial statements.

W2 ENERGY, INC.
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)

				Deficit
				Accumulated	Total
			Additional	During the	Stockholders'
	Common Stock		Paid-In	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balance at October 1, 1992
(inception of development stage)	1,092,279	$1,092	$1,148,458	$(1,149,550)	$-

Common stock issued for cash
at $2.50 per share in 1993	91,000	91	227,409	-	227,500

Common stock issued for cash
at $6.00 per share in 1993	20,000	20	119,980	-	120,000

Common stock issued for cash
at $5.80 per share in 1993	130,000	130	753,870	-	754,000

Common stock issued for cash
at $6.00 per share in 1994	107,500	108	644,892	-	645,000

Common stock issued for cash
at $10.00 per share in 1994	50,000	50	499,950	-	500,000

Common stock issued for cash
at $6.20 per share in 1994	111,000	111	688,889	-	689,000

Common stock issued for services
at $12.50 per share in 1994	40,000	40	499,960	-	500,000

Common stock issued for cash
at $10.00 per share in 1995	49,000	49	489,952	-	490,001

Common stock issued for cash
at $9.50 per share in 1995	38,000	38	360,962	-	361,000

Common stock issued for services
at $5.50 per share in 1995	74,200	74	408,026	-	408,100

Common stock issued for cash
at $2.70 per share in 1996	250,000	250	674,750	-	675,000

Common stock issued for cash
at $5.00 per share in 1996	9,260	9	46,291	-	46,300

Common stock issued for cash
at $4.31 per share in 1996	29,675	30	127,845	-	127,875

Common stock issued for services
at $2.37 per share in 1996	92,100	92	218,009	-	218,101

Balance forward	2,184,014	$2,184	$6,909,243	$(1,149,550)	$5,761,877

The accompanying notes are an integral part of these financial statements.

W2 ENERGY, INC.
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit) (continued)

				Deficit
				Accumulated	Total
			Additional	During the	Stockholders'
	Common Stock		Paid-In	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balance forward	2,184,014	$2,184	$6,909,243	$(1,149,550)	$5,761,877

Common stock issued for cash
at $2.95 per share in 1997	186,000	186	548,762	-	548,948

Common stock issued for cash
at $2.69 per share in 1997	59,328	59	159,726	-	159,785

Common stock issued for cash
at $3.09 per share in 1997	22,000	22	67,978	-	68,000

Common stock issued for services
at $3.00 per share in 1997	10,000	10	29,990	-	30,000

Common stock issued for cash
at $2.00 per share in 1998	48,900	49	97,751	-	97,800

Common stock issued for cash
at $1.42 per share in 1998	122,500	123	174,397	-	174,520

Common stock issued for services
at $1.37 per share in 1998	576,800	576	786,764	-	787,340

Common stock issued for cash
at $1.66 per share in 1999	351,000	351	581,899	-	582,250

Common stock issued for cash
at $1.00 per share in 1999	50,000	50	49,950	-	50,000

Common stock issued for cash
at $1.79 per share in 1999	179,500	179	321,321	-	321,500

Common stock issued for services
at $3.00 per share in 1999	110,000	110	329,890	-	330,000

Balance forward	3,900,042	$3,899	$10,057,671	$(1,149,550)	$8,912,020

The accompanying notes are an integral part of these financial statements.

W2 ENERGY, INC.
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit) (continued)

				Deficit
				Accumulated	Total
			Additional	During the	Stockholders'
	Common Stock		Paid-In	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balance forward	3,900,042	$3,899	$10,057,671	$(1,149,550)	$8,912,020

Common stock issued for cash
at $0.70 per share in 2000	73,500	74	51,676	-	51,750

Common stock issued for cash
at $2.30 per share in 2000	106,500	106	245,434	-	245,540

Common stock issued for cash
at $2.54 per share in 2000	61,000	61	154,939	-	155,000

Common stock issued for cash
at $2.45 per share in 2000	56,000	56	136,994	-	137,050

Common stock issued for services
at $4.00 per share in 2000	250,000	250	999,750	-	1,000,000

Common stock issued for cash
at $1.00 per share in 2001	167,500	167	167,333	-	167,500

Common stock issued for cash
at $1.09 per share in 2001	475,500	476	517,024	-	517,500

Common stock issued for cash
at $1.80 per share in 2001	125,900	126	226,494	-	226,620

Common stock issued for cash
at $1.03 per share in 2001	130,000	130	133,870	-	134,000

Common stock issued for services
at $1.00 per share in 2001	750,000	750	749,250	-	750,000

Common stock issued for services
at $1.11 per share in 2002	675,000	675	749,325	-	750,000

Common stock issued for services
at $1.00 per share in 2003	104,500	105	104,395	-	104,500

Balance, December 31, 2003	6,875,442	6,875	14,294,155	(1,149,550)	13,151,480

Common stock issued for services
at $0.10 per share in 2004	1,691,667	1,692	167,475	-	169,167

Net loss from inception through
December 31, 2004	-	-	-	(15,070,559)	(15,070,559)

Balance, December 31, 2004	8,567,109	$8,567	$14,461,630	$(16,220,109)	$(1,749,912)

The accompanying notes are an integral part of these financial statements.

W2 ENERGY, INC.
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit) (continued)

				Deficit
				Accumulated	Total
			Additional	During the	Stockholders'
	Common Stock		Paid-In	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balance, December 31, 2004	8,567,109	$8,567	$14,461,630	$(16,220,109)	$(1,749,912)

Common stock issued for cash
at $0.03 per share	19,217,677	19,218	602,574	-	621,792

Net loss for the year ended
December 31, 2005	-	-	-	(147,057)	(147,057)

Balance, December 31, 2005	27,784,786	27,785	15,064,204	(16,367,166)	(1,275,177)

Common stock issued for debt
at $0.01 per share	53,070,833	53,071	483,637	-	536,708

Common stock issued for cash
at $0.03 per share	17,500,000	17,500	597,500	-	615,000

Common stock issued for services
at $0.03 per share	13,400,000	13,400	391,600	-	405,000

Stock offering costs	-	-	(41,200)	-	(41,200)

Net loss for the year ended
December 31, 2006	-	-	-	(833,469)	(833,469)

Balance, December 31, 2006	111,755,619	111,756	16,495,741	(17,200,635)	(593,138)

Common stock issued for
cash at $0.02 per share	35,943,245	35,943	244,932	-	280,875

Common stock issued for
services at $0.01 per share	20,000,000	20,000	330,925	-	350,925

Common stock issued for
debt at $0.008 per share	6,000,000	6,000	69,000	-	75,000

Stock offering costs	-	-	(9,450)	-	(9,450)

Net loss for the year ended
December 31, 2007	-	-	-	(704,470)	(704,470)

Balance, December 31, 2007	173,698,864	$173,699	$17,131,148	$(17,905,105)	$(600,258)

The accompanying notes are an integral part of these financial statements.

W2 ENERGY, INC.
(A Development Stage Company)
Statements of Cash Flows

			From Inception of
			the Development
	For the Years		Stage on October
	Ended		1, 1992 Through
	December 31,		December 31,
	2007	2006	2007

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(704,470)	$(833,469)	$(17,905,105)
Adjustments to reconcile net loss to
net cash used by operating activities:
Depreciation and amortization	588	586	1,174
Common stock issued for services	350,925	405,000	5,228,966
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses	(2,705)	25,585	(4,355)
Increase (decrease) in accounts payable and
and accrued expenses	(71,832)	135,523	(362,268)

Net Cash Used by Operating Activities	(427,494)	(266,775)	(13,041,588)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of equipment	(10,576)	(5,856)	(16,432)

Net Cash Used by Investing Activities	(10,576)	(5,856)	(16,432)

CASH FLOWS FROM FINIANCING ACTIVITIES

Stock offering costs paid	(9,450)	(41,200)	(50,650)
Repayment of notes payable	(67,687)	(66,808)	(134,495)
Common stock issued for cash	280,875	615,000	13,243,194

Net Cash Provided by Financing Activities	203,738	506,992	13,058,049

NET INCREASE (DECREASE) IN CASH	(234,332)	234,361	29

CASH AT BEGINNING OF PERIOD	234,361	-	-

CASH AT END OF PERIOD	$29	$234,361	$29

The accompanying notes are an integral part of these financial statements.

W2 ENERGY, INC.
(A Development Stage Company)
Statements of Cash Flows (continued)

			From Inception of
			the Development
	For the Years		Stage on October
	Ended		1, 1992 Through
	December 31,		December 31,
	2007	2006	2007

SUPPLIMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

Common stock issued for services	$$350,925	$$536,708	$5,228,966
Debt paid with common stock	75,000	-	218,747

The accompanying notes are an integral part of these financial statements.

W2 ENERGY, INC.
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2007 and 2006

NOTE 1 -      ORGANIZATION AND HISTORY

World Wise Technologies, Inc. (WWT) was an Ontario Canada corporation formed in 1987 as World Wise Resources, Inc. to engage in mining.  In October WWT ceased its mining operations and was reclassified as a development stage company.  WWT changed its name to World Wise Technologies, Inc. and spent significant funds developing its technology for energy production from non polluting sources.

World Wise Technologies, Inc., (the Company) a Nevada corporation, was incorporated in October of 2004. Its name was changed to W2 Energy, Inc. on December 1, 2004. On December 15, 2004 all of the shares of WWT were acquired on a one share for one share basis and the shares were reverse split on a one share for ten shares basis. WWT was then dissolved and the Company became the surviving entity. WWT is accounted for as the predecessor to the Company accordingly the historical financial statements of WWT are presented as those of the Company for the year ended December 31, 2004. WWT ceased operations immediately upon the formation of the Company.

The Company is in the development stage and has generated no significant revenue.

The Company intends to provide plasma assisted biomass to energy plants to produce cost efficient green energy in the form of sulfur free diesel and electricity. The Company is seeking to construct a plant for the production of organic fertilizer, diesel fuel, electricity and a rotary hydrogen engine.

NOTE 2 -   SIGNIFICANT ACCOUNTING POLICIES

a.  Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a December 31 year-end.

b.  Basic Loss Per Share

	For the Year Ended
	December 31, 2007
Loss	Shares	Per Share
(Numerator)	(Denominator)	Amount

$(704,470)	142,727,242	$(0.00)

	For the Year Ended
Loss	December 31, 2006	Shares
(Numerator)	(Denominator)	Amount

$(833,469)	104,530,619	$(0.01)

The computations of basic loss per share of common stock are based on the weighted average number of shares outstanding at the date of the financial statements. There are no common stock equivalents outstanding.

c.  Provision for Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

W2 ENERGY, INC.
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2007 and 2006

NOTE 2 -        SIGNIFICANT ACCOUNTING POLICIES (Continued)

c.  Provision for Taxes (Continued)

Net deferred tax assets consist of the following components as of December 31, 2007 and 2006:

	2007	2006
Deferred tax assets	$370,736	$232,854
NOL Carryover

Valuation allowance	(370,736)	(232,854)

Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 39% to pretax income from continuing operations for the years ended December 31, 2007 and 2006 due to the following:

	2007	2006
Book loss	$(274,743)	$(325,053)
Common stock issued for services	136,861	157,950
Valuation allowance	137,882	167,103

	$-	$-

At December 31, 2007, the Company had net operating loss carry forwards of approximately $950,605 that may be offset against future taxable income through the year 2027.  No tax benefit has been reported in the December 31, 2007 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carry forwards may be limited as to use in the future.

d.  Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

e.  Fair Value of Financial Instruments

As at December 31, 2007, the fair value of cash and accounts and advances payable, including amounts due to and from related parties, approximate carrying values because of the short-term maturity of these instruments.

W2 ENERGY, INC.
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2007 and 2006

NOTE 2 -        SIGNIFICANT ACCOUNTING POLICIES (Continued)

f.  Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS 160, “Noncontrolling interests in Consolidated Financial Statements – an amendment of ARB No. 51”. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This Statement is effective for fiscal years beginning on or after December 15, 2008. Early adoption is not permitted. Management is currently evaluating the effects of this statement, but it is not expected to have any impact on the Company’s financial statements.

In February 2007 , the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 creates a fair value option allowing an entity to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities, with changes in fair value recognized in earnings as they occur. SFAS 159 also requires an entity to report those financial assets and financial liabilities measured at fair value in a manner that separates those reported fair values from the carrying amounts of assets and liabilities measured using another measurement attribute on the face of the statement of financial position. Lastly, SFAS 159 requires an entity to provide information that would allow users to understand the effect on earnings of changes in the fair value on those instruments selected for the fair value election. SFAS 159 is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. The Company is continuing to evaluate SFAS 159 and to assess the impact on its results of operations and financial condition if an election is made to adopt the standard.

In June 2007, the Financial Accounting Standards Board issued FAS No. 141R, Business Combinations - This Statement implements certain revisions to SFAS 141, including changes to the measurement of purchase consideration, measurement of goodwill, capitalization of in-process research and development, and definition of the acquisition date. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The implementation of this pronouncement had no effect on the Company’s consolidated financial statements.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a significant effect on its financial position or results of operation.

g.      Long-lived Assets-Technology

The Company’s technology is recorded at its cost. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

W2 ENERGY, INC.
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2007 and 2006

NOTE 2 -        SIGNIFICANT ACCOUNTING POLICIES (Continued)

h.   Concentration of Risk

Cash - The Company at times may maintain a cash balance in excess of insured limits. At December 31, 2007, the Company’s funds to not exceed insured limits.

i.  Revenue Recognition

The Company has no source of revenues. Revenue recognition policies will be determined when principal operations begin.

j.  Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

k.  Property and Equipment

Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed straight-line over periods ranging from three to five years.

l. Research and Development

The Company expenses all research and development costs as incurred.

NOTE 3 -        GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.  The Company has applied for funding to construct a 10,000 bbd plant which upon its completion is expected to provide sufficient revenues to allow it to continue as a going concern. In the interim the Company expects to raise operating capital through the private placement of its common stock.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations.  The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

NOTE 4 -       SIGNIFICANT EVENTS

In 2006, the Company converted approximately $536,708 of its debt to 53,070,833 of its common stock. The Company also issued 17,500,000 shares of its common stock in a private placement for net cash of $615,000 and 13,400,000 shares for services valued at $405,000. Common stock issued for services is valued at the trading price of the shares of the date they are issued.

In 2007, the Company  issued 35,943,245 shares of its common stock in private placements for net cash of $271,425, 20,000,000 shares for services valued at $350,925 and 6,000,000 shares for debt valued at $75,000. Common stock issued for services is valued at the trading price of the shares of the date they are issued.

W2 ENERGY, INC.
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2007 and 2006

NOTE 5 -        PROPERTY AND EQUIPMENT

A summary of the property and equipment is as follows:

	2007	2006
Furniture and fixtures	$16,537	$5,861
Accumulated depreciation	(1,174)	(586)

Net property and equipment	$15,263	$5,275

Property and equipment items are depreciated over their estimated useful lives.  The estimated useful lives of the Company’s property and equipment at December 31, 2007 range from five to seven years.  Depreciation expense was $588 and $586 for the years ended December 31, 2007 and 2006, respectively.

NOTE 6 -       NOTES PAYABLE

The note payable  is due on November 1, 2011, is unsecured and bears interest at a rate of 9.5% per annum. The Company is able to borrow additional funds under the terms of this note up to $750,000.  Beginning November 1, 2007, the Company began making monthly payments on the note in the amount of $11,463, plus interest.  These note terms were amended, by consent of both parties, on November 2, 2007.

Future maturities of the note payable at December 31, 2007 are as follows:

2008	$137,556
2009	137,556
2010	137,556
2011	127,837
thereafter	-

Total	$540,505

Item 14.         Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

We have had no changes or disagreements with our accountants Moore & Associates Chartered.

Item 15.         Financial Statements and Exhibits

(a)           Financial Statements

Financial Statements

December 31, 2007, 2006
(Audited)

(b)           Exhibits

See Exhibit Index

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

W2 ENERGY, INC.

Dated: May 12, 2008	By:	/s/ MICHAEL MCLAREN
Michael McLaren
Title: Principal Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title

3.1	Certificate of Incorporation of World Wise Technologies, Inc.(1)

3.2	Amended Certificate of Incorporation of World Wise technologies, Inc.(1)

3.3	Amended Certificate of Incorporation of W2 Energy, Inc.(1)

3.4	Bylaws of W2 Energy, Inc.(1)

10.1	Stock Purchase Agreement(1)

10.2	Sponsored Research Agreement between Drexel University and W2 Energy, Inc.(1)

10.3	Letter Agreement between AAB, Inc. and W2 Energy, Inc.(1)

10.4	General Services Agreement between Aker Kvaerner E&C and W2 Energy, Inc.(1)

10.5	Employment Agreement between Michael McLaren and W2 Energy, Inc.(1)

10.6	Employment Agreement between Ron Maruszczak and W2 Energy, Inc.(1)

10.7	Amendment to Promissory Note(2)

1. Incorporated by reference to exhibit on 10-SB filed June 1, 2007.

2. Incorporated by reference to exhibit on 10-SB/A filed November 5, 2007.